~ MARINEMAX ELECTS NEW MEMBER TO ITS BOARD OF DIRECTORS ~

CLEARWATER, FL, June 1, 2016 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced that George Borst has been elected to its Board of Directors.

George Borst served as President and Chief Executive Officer of the Americas Region of Toyota Financial Services from 2002 until 2013. He was responsible for all operational and financial activities in North and South America. George started his career with Toyota in 1985, serving in numerous roles within Toyota including marketing, product planning and strategy and was General Manager and Group Vice President of the Lexus Division, before he assumed the role of President and Chief Executive Officer of Toyota Financial Services in 2002. He currently serves on the Board of Trustees for PIMCO Funds and as Executive Advisor to the global management consulting firm of McKinsey & Company.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of the Company, stated, “We are very excited and honored to have George join our Board of Directors. We are confident that he will be a strong addition to our Board. His broad experiences and expertise with very successful organizations will complement our ongoing efforts to continue to grow MarineMax. On behalf of the Board, we welcome George and look forward to his future contributions to the Company.”

George Borst added, “It’s exciting to join the MarineMax Board of Directors. MarineMax is the clear leader in the marine industry, and I look forward to the opportunity to assist the Company in achieving its strategic goals and direction.”

About MarineMax
Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Scout, Sailfish, Sea Pro, Scarab Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 56 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

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Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s efforts to continue to grow, Mr. Borst’s future contributions to the Company and the Company’s achievement of its strategic goals and direction. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include those factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2015 and other filings with the Securities and Exchange Commission.

Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc. 727.531.1700

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